As filed with the Securities and Exchange Commission on December 7, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAREPTA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

93-0797222

(IRS Employer Identification No.)

215 First Street, Suite 415

Cambridge, Massachusetts 02142

(Address of Principal Executive Offices) (Zip Code)

Sarepta Therapeutics, Inc. 2018 Equity Incentive Plan

Sarepta Therapeutics, Inc. 2014 Employment Commencement Incentive Plan

(Full title of the plan)

Douglas S. Ingram

President and Chief Executive Officer

Sarepta Therapeutics, Inc.

215 First Street, Suite 415

Cambridge, Massachusetts 02142

(Name and address of agent for service)

(617) 274-4000

(Telephone number, including area code, of agent for service)

Copies to:

Andrea S. Rattner

Proskauer Rose LLP

Eleven Times Square

(Eighth Avenue & 41st Street)

New York, NY 10036-8299

(212) 969-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 Par Value	4,175,761(2)	$126.95(3)	$530,112,858.95	$64,249.68
Common Stock, $0.0001 Par Value	14,145(4)	$138.04(5)	$1,952,575.80	$236.66
Common Stock, $0.0001 Par Value	29,225(4)	$129.47(5)	$3,783,760.75	$458.60
Common Stock, $0.0001 Par Value	684,130(6)	$126.95(3)	$86,850,303.50	$10,526.26
Common Stock, $0.0001 Par Value	154,001(7)	$116.24(5)	$17,901,076.24	$2,169.61
Common Stock, $0.0001 Par Value	80,495(7)	$138.04(5)	$11,111,529.80	$1,346.72
Common Stock, $0.0001 Par Value	116,531(7)	$161.51(5)	$18,820,921.81	$2,281.10
Common Stock, $0.0001 Par Value	31,455(7)	$133.76(5)	$4,207,420.80	$509.94
Common Stock, $0.0001 Par Value	72,160(7)	$129.47(5)	$9,342,555.20	$1,132.32
Total	5,357,903	—	$684,083,002.85	$82,910.89

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock that become issuable under the Sarepta Therapeutics, Inc. 2014 Employment Commencement Incentive Plan (the “2014 Plan”) and the Sarepta Therapeutics, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)

Represents (i) 2,900,000 shares of common stock available for future issuance under the 2018 Plan as of December 4, 2018, and (ii) 1,275,761 shares of common stock that were reserved under the Sarepta Therapeutics, Inc. Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”) that have not been made subject to outstanding awards as of December 4, 2018 and that may be issued under the 2018 Plan.

(3)

This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $126.95 per share, which is the average of the high and low prices for the registrant’s common stock as reported on The NASDAQ Global Select Market on December 4, 2018.

(4)	Represents shares of common stock reserved for issuance upon the exercise or vesting of unvested awards (“Awards”) issued under the 2018 Plan.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act, based upon the exercise price of options and/or the closing price on The NASDAQ Global Select Market on the grant dates of the Awards, which were July 31, 2018, August 31, 2018, October 31, 2018, and November 30, 2018.

(6)	Represents shares of common stock available for future issuance under the 2014 Plan as of December 4, 2018.
(7)	Represents shares of common stock reserved for issuance upon the exercise or vesting of unvested Awards issued under the 2014 Plan.

INTRODUCTION

This Registration Statement is being filed to register: (1) 2,900,000 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”) for issuance under the 2018 Plan; (2) 1,275,761 shares of Common Stock that were reserved under the 2011 Plan that have not been made subject to outstanding awards as of December 4, 2018 and that may be issued under the 2018 Plan, (3) 43,370 shares of Common Stock reserved for issuance upon the exercise or vesting of unvested Awards issued under the 2018 Plan, (4) an additional 684,130 shares of Common Stock for issuance under the 2014 Plan, and (5) 454,642 shares of Common Stock reserved for issuance upon the exercise or vesting of unvested Awards previously issued under the 2014 Plan. The 2018 Plan was adopted by the Registrant’s Board of Directors on April 20, 2018, and was approved by the Registrant’s stockholders on June 6, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The information incorporated by reference herein is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on March 1, 2018, including information specifically incorporated by reference into the Form 10-K from the Registrant’s Definitive Proxy Statement for its 2018 Annual Meeting of Stockholders, filed with the Commission on April 26, 2018;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018 filed by the Registrant with the Commission on May 3, 2018, August 8, 2018 and October 31, 2018, respectively;

(c)	The Registrant’s amendment to its Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2018;

(d)

The Registrant’s Current Reports on Form 8-K, as filed with the SEC on March 1, 2018, March 12, 2018, June 6, 2018, June 27, 2018, July 26, 2018, August 1, 2018, September 21, 2018, September 24, 2018 and October 24, 2018 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

(e)

The description of the Registrant’s Common Stock contained in the Registrant’s current report on Form 8-K12B, filed by the Registrant with the Commission on June 6, 2013, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document, or current report furnished under Items 2.02 or 7.01 of Form 8-K, that is not deemed filed with the Commission. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our amended and restated bylaws provide for indemnification of our directors and officers and permits indemnification of employees and other agents to the maximum extent permitted by the DGCL. In addition, we carry director and officer liability insurance.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

		Incorporated by Reference to Filings Indicated
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Provided Herewith

4.1	Amended and Restated Certificate of Incorporation	8-K12B	001-14895	3.1	6/6/13

4.2	Amendment to the Amended and Restated Certificate of Incorporation	8-K	001-14895	3.1	6/30/15

4.3	Amended and Restated Bylaws	8-K	001-14895	3.1	9/25/14

4.4	Form of Common Stock Certificate	10-Q	001-14895	4.1	8/8/13

5.1	Opinion of Proskauer Rose LLP					X

23.1	Consent of Proskauer Rose LLP (included in Exhibit 5.1).					X

23.2	Consent of KPMG LLP, independent registered public accounting firm.					X

24.1	Power of attorney (included in the signature page to this Registration Statement).					X

99.1	Sarepta Therapeutics, Inc. 2014 Employment Commencement Incentive Plan, as Amended	S-8	333-209710	4.4	2/25/16

99.2	Amendment No. 1 to the Sarepta Therapeutics, Inc. 2014 Employment Commencement Incentive Plan	8-K	001-14895	10.3	6/28/17

99.3	Sarepta Therapeutics, Inc. 2018 Equity Incentive Plan	10-Q	001-14895	10.1	8/8/18

99.4	Amendment No. 2 to the Sarepta Therapeutics, Inc. 2014 Employment Commencement Incentive Plan	10-Q	001-14895	10.6	8/8/18

Item 9.	Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that: paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on this 7th day of December, 2018.

SAREPTA THERAPEUTICS, INC.

By:	/s/ Douglas S. Ingram
Name: Title:	Douglas S. Ingram President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Douglas S. Ingram, Sandesh Mahatme and David Tyronne Howton, or any of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas S. Ingram Douglas S. Ingram	President, Chief Executive Officer and Director (Principal Executive Officer)	December 7, 2018

/s/ Sandesh Mahatme Sandesh Mahatme	Executive Vice President, Chief Financial Officer and Chief Business Officer (Principal Financial Officer)	December 7, 2018

/s/ M. Kathleen Behrens, Ph.D. M. Kathleen Behrens, Ph.D.	Chairwoman of the Board of Directors	December 6, 2018

/s/ Richard J. Barry Richard J. Barry	Director	December 5, 2018

/s/ Michael W. Bonney Michael W. Bonney	Director	December 5, 2018

/s/ Claude Nicaise, M.D. Claude Nicaise, M.D.	Director	December 6, 2018

/s/ Hans Wigzell, M.D., Ph.D. Hans Wigzell, M.D., Ph.D.	Director	December 5, 2018